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EXHIBIT 3.4

CERTIFICATE OF INCORPORATION

OF

TREVECCA HOLDINGS, INC.

FIRST

        The name of the Corporation is Trevecca Holdings, Inc.

SECOND

        The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, 19805. The name of its registered agent at such address is Corporation Service Company.

THIRD

        The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. In connection therewith, the Corporation shall possess and exercise all of the powers and privileges granted by the Delaware General Corporation Law or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH

        The total number of shares of stock which the Corporation shall have the authority to issue is Fifteen Thousand (15,000) shares of Common Stock, $.01 par value per share.

FIFTH

        The name and mailing address of the sole incorporator of the Corporation is as follows:

NAME	MAILING ADDRESS
Carol Braunschweig	1400 McDonald Investment Center Cleveland, OH 44114

SIXTH

        The board of directors of the Corporation shall have the power to adopt, amend or repeal the by-laws of the Corporation.

SEVENTH

        Section 203 of the Delaware General Corporation Law shall not apply to any business combination (as defined in Section 203(c)(3) of the Delaware General Corporation Law, as amended from time to time, or in any successor thereto, however denominated) in which the Corporation shall engage.

EIGHTH

        The directors of the Corporation shall incur no personal liability to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director; provided that such director liability shall not be limited or eliminated (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

        THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true under penalties of perjury, and accordingly I have hereunto set my hand this 21st day of July 1999.

/s/ CAROL BRAUNSCHWEIG Carol Braunschweig

CERTIFICATE OF CHANGE OF REGISTERED AGENT
AND
REGISTERED OFFICE
* * * * *

Trevecca Holdings, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        The present registered agent of the corporation is Corporation Service Company, 2711 Centerville Rd., Ste 400, Wilmington, De 19808 and the present registered office of the corporation is in the county of New Castle.

        The Board of Directors of Trevecca Holdings, Inc. adopted the following resolution on the 14th day of February, 2001.

        Resolved, that the registered office of Trevecca Holdings, Inc. in the state of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this corporation at the address of its registered office.

        IN WITNESS WHEREOF, Trevecca Holdings, Inc. has caused this statement to be signed by Jaime Taronji, Jr., its Secretary*, this 13th day of June, 2001.

/s/ JAIME TARONJI, JR.
Secretary (Title)

*
Any authorized officer or the chairman or Vice-Chairman of the Board of Directors may execute this certificate.

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
JDC HOLDINGS, INC.
into
TREVECCA HOLDINGS, INC.
(Pursuant to Section 253 of the Delaware General Corporation Law)

        TREVECCA HOLDINGS, INC., a Delaware corporation (the "Corporation"), does hereby certify that:

  1.
  The Corporation is incorporated in Delaware.

  2.
  The Corporation owns all of the outstanding common stock of JDC Holdings, Inc., a Delaware corporation ("Subsidiary"), and the common stock is the only outstanding class of capital stock of Subsidiary.

  3.
  The Board of Directors of the Corporation, acting by unanimous written action dated June 25, 2001, as permitted by Section 141(f) of the Delaware General Corporation Law, adopted the following resolutions merging Subsidiary into the Corporation, effective as of the end of the day on June 30, 2001:

          RESOLVED, that JDC Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation (the "Subsidiary"), be merged with and into the Corporation (the "Merger") in accordance with Section 253 of the Delaware General Corporation Law, effective as of the end of the day on June 30, 2001 (the "Effective Time"), with the common stock of the Subsidiary outstanding prior to the Effective Time being cancelled in the Merger without the payment of any consideration and with no change in the outstanding common stock of the Corporation occurring as a result of the Merger.

          FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized on behalf of the Corporation to execute and deliver such agreements, documents, instruments and certificates, and to do such other acts and things, as any such officer may deem necessary or appropriate to effectuate the purpose and intent of the foregoing resolution.

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by an authorized officer on June 25, 2001.

TREVECCA HOLDINGS, INC.
By	/s/ JOHN A. CICCARELLI
	Name:	John A. Ciccarelli
	Title:	Chairman, President and Chief Executive Officer

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
AND OF REGISTERED AGENT

It is hereby certified that:

        1.     The name of the corporation (hereinafter called the "corporation") is

TREVECCA HOLDINGS, INC.

        2.     The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

        3.     The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

        4.     The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on February 4, 2003

/s/ JAIME TARONJI, JR. Jaime Taronji, Jr., Vice President

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CERTIFICATE OF INCORPORATION OF TREVECCA HOLDINGS, INC.
CERTIFICATE OF CHANGE OF REGISTERED AGENT AND REGISTERED OFFICE
CERTIFICATE OF OWNERSHIP AND MERGER MERGING JDC HOLDINGS, INC. into TREVECCA HOLDINGS, INC. ( Pursuant to Section 253 of the Delaware General Corporation Law )
CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE AND OF REGISTERED AGENT